Exhibit 99.1

PRESS RELEASE

Lakeland Bank Appoints James E. Hanson II to the Board of Directors

Oak Ridge, N.J. – June 22, 2018 – Thomas J. Shara, President and CEO of Lakeland Bancorp, Inc. (NASDAQ: LBAI), announced that James E. Hanson II has been appointed to the Boards of Directors of Lakeland Bancorp, Inc. (“Lakeland”) and Lakeland Bank.

Mr. Hanson, age 59, is President and CEO of The Hampshire Companies, a full service, private real estate investment firm with assets valued at more than $2.3 billion based in Morristown, New Jersey.

“We are delighted to welcome Jimmy, and his extensive knowledge of the commercial real estate markets, to our Board of Directors,” stated Mary Ann Deacon, Chairman of Lakeland. “His proven business experience and philanthropic leadership will add a valuable perspective to our Board,” added Mr. Shara.

Mr. Hanson holds a number of leadership positions, both professionally and philanthropically. He presently serves as Co-Chairman of the Board of Advisors and Executive-in-Residence at Rutgers University School of Business, Center for Real Estate Studies. Mr. Hanson also serves as a Member of the New Jersey State Investment Council since 2010, and as a Commissioner of the Palisades Interstate Park Commission since 1995. (Mr. Hanson served as President of the Commission between 2000 and 2005).

Mr. Hanson received his law degree from Vermont Law School, graduating Magna Cum Laude, and Bachelor of Arts from Hope College, subsequently serving in a variety of leadership roles at each institution, including as Trustee.

Mr. Hanson will serve on the Lakeland Board’s Nominating and Corporate Governance and Risk Committees. It is expected that Lakeland’s Board will nominate Mr. Hanson to be elected by Lakeland’s shareholders at its 2019 annual meeting for a one year term expiring in 2020.

About Lakeland Bank

Lakeland Bank is the wholly-owned subsidiary of Lakeland Bancorp, Inc. (NASDAQ:LBAI), which has $5.5 billion in total assets. The Bank operates 53 branch offices throughout Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex, and Union counties in New Jersey including one branch in Highland Mills, New York; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and one in New York to serve the Hudson Valley region. Lakeland also has a commercial loan production office serving Middlesex and Monmouth counties in New Jersey. Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. Visit LakelandBank.com for more information.

Thomas J. Shara

President & CEO

Thomas F. Splaine

EVP & CFO

973-697-2000